EXHIBIT 23(a)

                         Consent of Ernst & Young LLP,
                              Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Surgical Care Affiliates Incentive Stock Plan of 1986 and the Surgical Care Affiliates 1990 Non-Qualified Stock Option Plan For Non-Employee Directors of HEALTHSOUTH Corporation of our report dated March 1, 1995, except for Notes 2 and 17 as to which the date is June 13, 1995, with respect to the consolidated financial statements and schedule of HEALTHSOUTH Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.



Birmingham, Alabama
January 30, 1996